Exhibit 99.1

                   CROSSTEX REPORTS FIRST QUARTER RESULTS

    DALLAS, May 10 /PRNewswire-FirstCall/ -- Crosstex Energy, L.P.
(Nasdaq: XTEX) (the Partnership) today reported earnings for the first quarter of 2005. Crosstex Energy, Inc. (Nasdaq: XTXI) (the Corporation) will report its results May 16.

    The Partnership reported net income of $3.2 million for the first quarter of 2005, or $.06 per limited partner unit, compared to net income in the first quarter of 2004 of $5.7 million, or $0.24 per unit. The Partnership's first quarter results were negatively impacted by $1.9 million of unusual events as described below:

     * A line leak in one of the Partnership's pipelines caused $1.1 million of gas to be vented to the atmosphere in March. The Partnership incurred approximately $800,000 of costs associated with this event in the month of April, which will be charged to income in the second quarter.

     * The Partnership accrued $500,000 representing the deductible under its liability coverage to cover a potential loss from a previously disclosed operational incident.

     * The Partnership charged to expense $285,000 of costs associated with the attempted acquisition of South Texas pipeline assets from Transco.

    "The one-time charges discussed above significantly impacted what would have been a very good quarter," said Barry E. Davis, President and Chief Executive Officer of Crosstex. "However, these incidences are by nature very rare occurrences and limited in their impact to the less than $3 million outlined above. Our newer supply and market connections are equipped with electronic flow measurement that would have provided earlier detection of the line leak. We were in the process of installing such devices on the affected pipeline when the leak occurred."

    The Partnership's Distributable Cash Flow for the quarter was $11.1 million or 2.4 times the amount required to cover its Minimum Quarterly Distribution of $0.25 per unit, and 1.05 times the amount required to cover its distribution of $0.46 per unit. During the quarter, the Partnership contracted to sell certain idle equipment for $9.0 million. The terms of the sale required a $1.8 million deposit from the purchaser that is included in distributable cash flow for the quarter. The sales proceeds will not be reflected in net income until the sale closes. Distributable Cash Flow was $9.6 million in the 2004 first quarter. Distributable Cash Flow is a non-GAAP financial measure and is explained in greater detail under "Non-GAAP Financial Information." Also, in the tables at the end of this release is a reconciliation of this measure to net income.

    "Because of the one-time nature of events negatively impacting earnings last quarter and the pending receipt of the remaining proceeds from the contracted sale of idle equipment, we feel comfortable with a tighter distributable cash flow coverage of 1.05 times distributions," said Mr. Davis. "If not for the one-time charges, coverage would have been more in line with our historical coverages at 1.2 times distributions."

    The Partnership's gross margin increased to $31.6 million compared to $21.5 million in the corresponding 2004 period, an increase of 47 percent. Gross margin from the Midstream business segment increased by $7.3 million, or 47 percent, to $22.6 million, due to growth in on-system gathering and transmission volumes of 81 percent, and to growth in processed volumes of 159 percent. This growth was primarily a result of the acquisition of LIG assets in April 2004.

    Gross margin from the Treating segment increased by $2.8 million, or 48 percent, to $8.5 million. The Treating segment's increase in 2005 over 2004 is attributable to the growth in the number of treating plants in service from 56 at the end of the first quarter of 2004 to 87 at the end of the first quarter of 2005.

    Earnings Call

    The Partnership will hold its quarterly conference call to discuss first quarter results tomorrow, May 10, at 10:00 am Central Time (11:00 am Eastern
Time). The dial-in number for the call is 800-561-2693, passcode Crosstex. A live Webcast of the call can be accessed on the investor information page of The Partnership's Web site at http://www.crosstexenergy.com . The call will be available for replay for 30 days by dialing 888-286-8010, passcode 88449774. A replay of the broadcast will also be available on the company's Web site.

    About Crosstex

    Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and approximately 90 natural gas amine treating plants. Crosstex currently provides services for approximately 1.9 BCF/day of natural gas.

    Crosstex Energy Inc. owns the general partner of, a 53 percent limited partner interest in and the incentive distribution rights of Crosstex Energy, L.P.
    Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com .

    Non-GAAP Financial Information

    This press release contains a non-generally accepted accounting principle financial measure which we refer to as Distributable Cash Flow. Distributable Cash Flow includes earnings before non cash charges, less maintenance capital expenditures plus, in this period, a cash deposit securing the contracted sale of idle equipment. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. We believe this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership's cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership's performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income is included in the following tables.

    This press release contains forward-looking statements identified by the use of words such as "forecast", "anticipate" and "estimate". These statements are based on currently available information and assumptions and expectations that the Partnership believes are reasonable. However, the Partnership's assumptions and expectations are subject to a wide range of business risks, so it can give no assurance that actual performance will fall within the forecast ranges. Among the key risks that may bear directly on the Partnership's results of operations and financial condition are: (1) the amount of natural gas transported in the Partnership's gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership's processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions;
(5) the Partnership's credit risk management efforts may fail to adequately protect against customer nonpayment; and (6) the Partnership may not adequately address construction and operating risks. The Partnership has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

                               (tables to follow)

                              CROSSTEX ENERGY. L.P.
                      Selected Financial and Operating Data
               (All amounts in thousands except per unit numbers)

                                                    Three Months Ended
                                                        March 31,
                                                ------------------------
                                                   2005          2004
                                                ----------    ----------
Revenues
  Midstream                                     $  539,043    $  318,214
  Treating                                          10,042         7,144
  Profit From Energy Trading Activities                431           421
                                                   549,516       325,779
Cost of Gas
  Midstream                                        516,416       302,876
  Treating                                           1,493         1,376
                                                   517,909       304,252
Gross Margin                                        31,607        21,527
Operating Expenses                                  11,497         6,213
General and Administrative                           6,232         3,592
Stock Based Compensation                               276           209
(Gain) Loss on Sale of Property                        (44)          296
Depreciation and Amortization                        6,936         4,418
    Total                                           24,897        14,728
Operating Income                                     6,710         6,799
Interest Expense                                    (3,365)       (1,156)
Other Income                                            26            92
      Total Other Income (Expense)                  (3,339)       (1,064)
Income Before Income Taxes and Interest of
 Non-controlling Partners in the
 Partnership's Net Income                            3,371         5,735
Interest of Non-controlling Partners in the
 Partnership's Net Income                             (137)          (29)
Income Tax Provision                                   (54)          ---
Net Income                                      $    3,180    $    5,706
General Partner Share of Net Income             $    2,021    $    1,048
Limited Partners Share of Net Income            $    1,159    $    4,658
Net Income per Limited Partners' Unit:
  Basic                                         $     0.06    $     0.26
  Diluted                                       $     0.06    $     0.24
Weighted Average Limited Partners' Units
 Outstanding
  Basic                                             18,098        18,072
  Diluted                                           18,756        19,090

                              CROSSTEX ENERGY. L.P.
             Reconciliation of Net Income to Distributable Cash Flow
                    (All amounts in thousands except ratios)

                                                   Three Months Ended
                                                       March 31,
                                                ------------------------
                                                   2005          2004
                                                ----------    ----------
Net Income                                      $    3,180    $    5,706
Depreciation and Amortization (A)                    6,873         4,380
Stock Based Compensation                               276           209
(Gain) Loss on Sale of Property                        (44)          296
Proceeds From Sale of Property (B)                   1,993           ---
Deferred Tax Benefit                                   (95)          ---
Cash Flow                                           12,183        10,591

Maintenance Capital Expenditures                    (1,114)         (944)
Distributable Cash Flow                         $   11,069    $    9,647
Minimum Quarterly Distribution (MQD)            $    4,619    $    4,613
Distributable Cash Flow/MQD                           2.40          2.09
Actual Distribution                             $   10,537    $    8,353
Distribution Coverage                                 1.05          1.15

(A) Excludes minority interest share of depreciation and amortization of $63,000 and $38,000 for the three months ended March 31, 2005 and 2004, respectively.
(B)  Includes a deposit from the contracted sale of equipment.

                              CROSSTEX ENERGY, L.P.
                                 Operating Data
                            (All volumes in MMBtu/d)

                                                   Three Months Ended
                                                       March 31,
                                                ------------------------
                                                   2005          2004
                                                ----------    ----------
Pipeline Throughput

  Gulf Coast Transmission                           50,000        91,000

  Vanderbilt                                        95,000        66,000

  CCNG Transmission                                236,000       259,000

  Gregory Gathering                                115,000       156,000

  Mississippi                                       73,000        77,000

  Arkoma                                            19,000        18,000

  LIG Pipeline & Marketing                         636,000           N/A

  Other Midstream                                   49,000        35,000

Total Gathering and Transmission Volume          1,273,000       702,000

Natural Gas Processed
  Gregory Processing                                91,000       132,000
  Conroe Processing                                 27,000        26,000
  LIG Processing                                   292,000           N/A
Total Processed Volume                             410,000       158,000

Total On-System Volumes                          1,683,000       860,000

Commercial Services Volumes                        176,000       197,000

Treating Plants in Service (A)                          87            56

(A) Plants in service represent plants in service on the last day of the quarter.

     Contact:  Barry E. Davis, President and Chief Executive Officer
               William W. Davis, Executive V.P. and Chief Financial Officer
     Phone:    (214) 953-9500

SOURCE  Crosstex Energy, L.P.
    -0-                             05/10/2005
    /CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, L.P., +1-214-953-9500/
    /Web site:  http://www.crosstexenergy.com